Exhibit 10.8

SIXTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT

THIS SIXTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made this 10th day of October, 2018 (the “Effective Date”), by and between TMG TMC 3, L.L.C., a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS:

A.Landlord's predecessor-in-interest, Marshall Property LLC, and Tenant entered into that certain Deed of Office Lease Agreement dated August 8, 2014 (the “Original Lease”), as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015, that certain Second Amendment to Deed of Office Lease Agreement dated as of October 19, 2015, that certain Third Amendment to Deed of Office Lease Agreement dated as of May 6, 2016, that certain Fourth Amendment to Deed of Office Lease Agreement dated as of September 15, 2016, and that certain Fifth Amendment to Deed of Office Lease Agreement dated as of January 31, 2017 (collectively, as amended, the “Lease”), whereby Tenant leased approximately 136,108 rentable square feet of office space on the first (1st), third (3rd), fifth (5th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors, and known as Suite 1100 (collectively, the “Existing Premises”), in a building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”).

B.Landlord desires to lease to Tenant and Tenant desires to lease from Landlord, approximately 23,493 rentable square feet of office space located on the seventh (7th) floor of the Building (the “Third Expansion Premises”), which Third Expansion Premises is comprised of Suite 700 and Suite 750, as labeled on Exhibit A which is attached to and made a part hereof.

C.	Landlord and Tenant desire to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:

1.Third Expansion Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Third Expansion Premises. The Third Expansion Premises has been measured in accordance with the Building Owners and Managers Association Standard Method of Measurement (ANSI/BOMA Z65.1 1996). Notwithstanding anything in the Lease or in this Amendment to the contrary, except as provided in the immediately following sentence, Tenant is leasing the Third Expansion Premises in its as-is, but broom clean, condition with all furniture, equipment [other than the Existing Equipment (as hereinafter defined)] and personal property removed (the “Required Delivery Condition”). Tenant acknowledges that the prior tenant's equipment (the “Existing Equipment”) may still be present in the phone closet located within the Third Expansion Premises as of the Third Expansion Premises Commencement Date. Tenant shall have no liability for the repair, maintenance, or removal of the Existing Equipment, nor shall Tenant be liable for any interruption of service caused to the Existing Equipment while such Existing Equipment is located within the Third Expansion Premises. If applicable, Landlord shall coordinate with Tenant and the prior tenant to remove the Existing Equipment from the Third Expansion Premises within a reasonable period, but in no event later than November 1, 2018.

Except to the extent caused by the negligence or willful misconduct of Tenant, Landlord shall indemnify and save free and harmless Tenant from and against all losses and/or expenses, including reasonable legal fees and expenses, which Tenant may suffer or pay as the result of claims or lawsuits involving or in connection with the Existing Equipment. Notwithstanding anything to the contrary, Landlord's indemnification obligation pursuant to the immediately preceding sentence shall expire two (2) years after the Existing Equipment is removed from the Third Expansion Premises. Landlord shall ensure that all base Building systems serving the Third Expansion Premises are in good working order as of the Third Expansion Premises Commencement Date. Tenant shall cause the Third Expansion Premises to be built out in accordance with the Work Agreement that is attached to and made a part hereof as Exhibit B.

2.Term. The term of the Lease with respect to the Third Expansion Premises shall commence on the date Landlord tenders possession of the Third Expansion Premises to Tenant in the Required Delivery Condition (the “Third Expansion Premises Commencement Date”) and shall be coterminous with the term of the Lease (i.e., which is currently scheduled to expire on June 30, 2026). Landlord shall deliver possession of the entirety of the Third Expansion Premises within five (5) business days after the date the existing tenant of the Third Expansion Premises surrenders possession of the Third Expansion Premises to Landlord. For purposes of clarity, Landlord shall deliver the Third Expansion Premises in its entirety (i.e., Landlord shall not deliver Suite 700 or Suite 750 individually).

3.Base Annual Rent. In addition to the “Base Rent” (as defined in the Lease) with respect to the Existing Premises, Tenant covenants and agrees to pay Landlord Base Rent with respect to the Third Expansion Premises (“Third Expansion Premises Base Rent”) as follows:

Period	Third Expansion Premises Base Rent	Third Expansion Premises Monthly Base Rent	Rent Per Rentable Square Foot
1/1/19* - 5/31/20	$704,790.00 (annualized)	$58,732.50	$30.00
6/1/20 - 5/31/21	$951,466.50	$79,288.88	$40.50
6/1/21 - 5/31/22	$975,253.16	$81,271.10	$41.51
6/1/22 - 5/31/23	$999,634.48	$83,302.87	$42.55
6/1/23 - 5/31/24	$1,024,625.30	$85,385.44	$43.61
6/1/24 - 5/31/25	$1,050,240.90	$87,520.08	$44.70
6/1/25 - 5/31/26	$1,076,496.90	$89,708.08	$45.82
6/1/26 - 6/30/26	$1,103,409.30	$91,950.78	$46.97

*This Third Expansion Premises Rent Commencement Date (as hereinafter defined) is subject to change in accordance with the below paragraph.

The rent commencement date for the Third Expansion Premises (the “Third Expansion Premises Rent Commencement Date”) shall be January 1, 2019, subject to delay as set forth in this paragraph. If Landlord does not deliver the entirety of the Third Expansion Premises to Tenant in the Required Delivery Condition by November 1, 2018 (the “Anticipated Delivery Date”), then Tenant shall be entitled to one (1) day of abatement of Third Expansion Premises Base Rent following the actual Third Expansion Premises Rent Commencement Date for each day following the Anticipated

Delivery Date that Landlord fails to deliver possession of the Third Expansion Premises to Tenant in the Required Delivery Condition.

Provided Tenant is not in Default (as defined in the Original Lease), commencing on the Third Expansion Premises Rent Commencement Date, Landlord agrees to abate the first seven (7) full monthly installments of Third Expansion Premises Base Monthly Rent that are payable under this Amendment (the “Abatement Period”).

4.Tenant's Third Expansion Premises Pro Rata Share; Third Expansion Premises Base Years. In addition to paying Tenant's “Pro Rata Share” (as defined in the Lease) of increases in “Expenses” (as defined in the Lease) and “Taxes” (as defined in the Lease) with respect to the Existing Premises, Tenant shall pay its “Third Expansion Premises Pro Rata Share” (as defined below) of increases in Expenses over the Expenses for the “Third Expansion Premises Base Year” (as defined below) and Taxes over the Taxes for the Third Expansion Premises Base Year. As used herein, (a) “Tenant's Third Expansion Premises Pro Rata Share” shall mean 9.11% (i.e., based on a Total Rentable Area of the Building of 257,824 rentable square feet), and (b) the “Third Expansion Premises Base Year” for Expenses and Taxes shall mean calendar year 2019. Expenses for the Third Expansion Premises Base Year shall be grossed-up, as provided in Section 5.03.C. of the Original Lease, to reflect a ninety-five percent (95%) occupancy rate for the Building. Taxes for the Third Expansion Premises Base Year shall reflect actual Taxes assessed or imposed upon the Property or Landlord, as applicable, during the Third Expansion Premises Base Year. Notwithstanding anything herein to the contrary, Tenant shall not be required to pay Tenant's Third Expansion Premises Pro Rata Share of Expenses or Taxes until the first anniversary of the Third Expansion Premises Rent Commencement Date. Commencing on the first anniversary of the Third Expansion Premises Rent Commencement Date, and continuing throughout the term of the Lease, Tenant shall pay Tenant's Third Expansion Premises Pro Rata Share of increases in Expenses over the Expenses for the Third Expansion Premises Base Year (subject to the Controllable Expenses Cap [as defined in Section 5.03.D. of the Original Lease)] and increases in Taxes over the Taxes for the Third Expansion Premises Base Year in accordance with the Lease (as amended by this Amendment).

5.	Parking.

(a)    Parking Rights. In addition to Tenant's parking rights set forth in the Lease, from and after the Third Expansion Premises Commencement Date, Landlord shall require that the garage operator offer to Tenant three (3) monthly parking contracts for every 1,000 square feet of rentable area of the Third Expansion Premises to park an automobile (collectively, the “Third Expansion Premises Parking Rights”) in the Garage (as defined in the Original Lease) adjacent to the Building. The Third Expansion Premises Parking Rights shall (i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof), as determined by the garage operator. In addition to Tenant's Third Expansion Premises Parking Rights, as of the Third Expansion Premises Commencement Date, Tenant shall have the right to contract for five (5) additional reserved spaces. Three (3) of the reserved spaces shall be located in a mutually agreeable area of the Garage (the “Reserved Garage Spaces”), and the other two (2) shall be located on the surface lot in front of the Building (the “Reserved Lot Spaces”) in the location shown by two red boxes on Exhibit C attached hereto and incorporated herein. Despite the foregoing, (i) Landlord shall have the right, from time to time, upon prior written notice to Tenant to relocate the Reserved Lot Spaces to another location in the surface lot, but no more than once per calendar year (or more frequently if such relocation is necessary due to emergency repairs or life safety work). If Tenant does not contract for the maximum number of Third Expansion Premises Parking Rights so allocated to it by the end of the Abatement Period, then Landlord (or Landlord's garage operator) shall have the right to use such unused Third Expansion Premises Parking Rights subject to the following sentence. If Tenant later elects to use all or any portion of the unused allocation of the Third Expansion Premises Parking Rights, Tenant shall notify Landlord in writing thereof and Landlord shall, within sixty (60) days after receipt of Tenant's notice, ensure that the entire unreserved allocation (or portion thereof that Tenant is electing to use) is again available to Tenant. For purposes of Section 28.I. of the Original Lease, “Tenant's Parking Share” shall include the Third Expansion Premises Parking Rights. Subject to availability, Tenant shall have the right to contract for additional parking (the “Additional Parking”) on a month to month basis, which Additional Parking shall be subject to cancellation by Landlord or Tenant upon forty-five (45) days' prior written notice to the other party.

(b)    Parking Fees. The monthly parking rate for the Third Expansion Premises Parking Rights shall be the prevailing market rate charged from time to time by the garage operator for similar monthly parking contracts. As of the Effective Date, the current rate for each (i) unreserved parking contract is One Hundred Ten and 00/100 Dollars ($110.00) per month, and (ii) reserved parking contract is Two Hundred Thirty and 00/100 Dollars ($230.00) per month. Except as otherwise provided herein, contracts for the Third Expansion Premises Parking Rights shall be with the garage operator and shall contain the same terms as are usually contained in contracts with other similar office customers of the garage operator at the Building. If Tenant fails to pay any charges for its Third Expansion Premises Parking Rights within any applicable notice and cure period, then Landlord shall have the right to terminate Tenant's Third Expansion Premises Parking Rights with respect to those spaces for which Tenant has failed to pay within any applicable notice and cure periods, without legal process, and to remove Tenant, Tenant's vehicles or those of its employees, licensees or invitees from the Garage. For purposes of clarity, if Tenant fails to timely pay for its Third Expansion Premises Parking Rights, such failure shall not permit Landlord to terminate Tenant's parking rights otherwise set forth in the Lease or this Amendment for which Tenant is not required to pay a parking fee. Notwithstanding anything to the contrary, provided Tenant is not in Default under the Lease (as amended by this Amendment) beyond the expiration of any applicable notice and cure period, Landlord shall abate (i) the parking fees for the Reserved Lot Spaces for the remainder of the current term of the Lease (i.e., through June 30, 2026), and (ii) the parking fees due under this Amendment until the expiration of the Abatement Period.

(c)    In the event Landlord elects, in its sole and absolute discretion, to redevelop the surface parking lot, Landlord shall have the right, upon at least ten (10) business days' written notice to Tenant, to relocate all of Tenant's reserved surface parking lot spaces into the Garage (nearest to the Building's entrance). Such relocation shall not occur until it is required for redevelopment in the area of Tenant's reserved surface parking lot spaces to commence.

6.	Notice Addresses.

(a)	As of the Effective Date, Landlord's Notice Address is deemed to be:

TMG TMC 3, L.L.C.
c/o The Meridian Group
3 Bethesda Metro Center, Suite 1400
Bethesda, Maryland 20814
Attention: Morgan Blackwood Patel

with a copy to:
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, Maryland 20854
Attention: Douglas K. Hirsch, Esquire

(b)	As of the Effective Date, Tenant's Notice Address is deemed to be:

Alarm.com Incorporated
8281 Greensboro Drive
Tysons, Virginia 22102
Attention: Daniel Ramos

With a copy to:
Avison Young
8300 Greensboro Drive
Suite 275
Tysons, VA 22102
Attention: William Evans

And a copy to:
Cooley LLP
11951 Freedom Drive, Suite 1400
Reston, VA 20190
Attention: John G. Lavoie

7.Termination Option. Tenant's termination option contained in Section 1 of Exhibit F to the Original Lease shall remain in full force and effect. In the event that Tenant exercises its termination option under Section 1 of Exhibit F of the Original Lease and the leased space subject to the termination includes the Third Expansion Premises, then the amount in Section 1C(ii) (which is part of the calculation of the Termination Fee) shall be increased by the product of (a) seven multiplied by (b) the amount of the Third Expansion Premises Monthly Base Rent for the Third Expansion Premises for the last calendar month prior to the “Effective Termination Date” (as defined in the Lease) (i.e., the Termination Fee shall include seven (7) installments of the applicable Third Expansion Premises Monthly Base Rent, in lieu of (and not in addition to) one (1) installment of the applicable Third Expansion Premises Monthly Base Rent).

8.Office Sharing. As of the Third Expansion Premises Commencement Date, Section 9.06(iii) of the Original Lease is hereby deleted and replaced with the following “(iii) the amount of the Premises subject to Office Sharing shall not exceed a rentable square footage equal to one
(1) full floor of the Premises at any one time.”

9.Contingency. This Amendment is contingent upon Landlord entering into a termination agreement with the current tenant of Suite 700 (which space is part of the Third Expansion Premises), which termination agreement shall be acceptable to Landlord in its sole and absolute discretion. In the event the contingency is not fully satisfied within thirty (30) days after the Effective Date, Landlord and Tenant shall each have the right, in their sole discretion to send the other party a written notice which terminates this Amendment. In the event either party so terminates this Amendment, the Amendment shall be of no further force or effect and the Lease shall continue in full force and effect.

10.Brokers. Landlord and Tenant each represents and warrants to the other that, except for CBRE (“Landlord's Broker”) and Avison Young (“Tenant's Broker”), it has not dealt with any broker in connection with this Amendment. Landlord and Tenant shall indemnify and hold the other harmless from and against any claims for brokerage or other commission arising by reason of its breach of the aforesaid representation and warranty. Pursuant to a separate written agreement between Landlord and Tenant's Broker, Landlord shall pay Tenant's Broker a commission in connection with this Amendment.

11.Definitions. From and after the Third Expansion Premises Commencement Date, except where the context plainly requires otherwise, (a) the term “Premises” shall mean the Existing Premises and the Third Expansion Premises, and (b) all references in the Lease to “Premises” shall mean the Existing Premises and the Third Expansion Premises. Except where the context plainly requires otherwise, all capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

12.Estoppel. To induce Landlord to enter into this Amendment, Tenant hereby represents and warrants to Landlord that as of the date of this Amendment:

(a)    Tenant is in possession of the entire Existing Premises;

(b)    Tenant has not assigned the Lease or sublet any portion of the Existing Premises;

(c)    The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Amendment) and is in full force and effect;

(d)    To Tenant's knowledge, Tenant has no claims against Landlord arising under or in connection with the Lease, and, to Tenant's knowledge, Tenant has no set off or defenses against the enforcement of any right or remedy of Landlord under the Lease; and

(e)    To Tenant's knowledge, Landlord is not in default of any of its obligations under the Lease and, to Tenant's knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Landlord under the Lease.

13.Governing Documents. Except as expressly modified by this Amendment, the Lease shall remain unchanged and continue in full force in accordance with its terms. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.

14.Counterparts. This Amendment may be executed in (2) or more counterparts copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.

15.Incorporation of Recitals. The recitals set forth above are incorporated in and made a part of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESS/ ATTEST:	LANDLORD:

TMG TMC 3 L.L.C., a Delaware limited liability company

/s/ Sage Bree	By:	/s/ David Cheek
	Name:	David Cheek
	Title:	President

/s/ Sage Bree	By:	/s/ Mark D. King
	Name:	Mark D. King
	Title:	CFO/COO

WITNESS/ ATTEST:	TENANT:

ALARM.COM INCORPORATED, a Delaware corporation

/s/ Nicola Murphy	By:	/s/ Daniel Ramos
	Name:	Daniel Ramos
	Title:	Senior Vice President

EXHIBIT A

THIRD EXPANSION PREMISES

EXHIBIT B

WORK AGREEMENT

This Exhibit is attached to and made a part of that certain Sixth Amendment to Deed of Office Lease Agreement dated as of October 10, 2018 (the “Amendment”), by and between TMG TMC 3 L.L.C., a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the “Lease” (as defined in the Amendment).

1.Tenant's Authorized Representative. Tenant designates Alex Texier (“Tenant's Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant's Authorized Representative.

2.As-Is. Landlord is leasing the Third Expansion Premises to Tenant in the condition described in Section 1 of the Amendment. All of the work to be performed in initially finishing and completing the Third Expansion Premises shall be performed by Tenant pursuant to this Exhibit B and pursuant to all other applicable provisions of the Lease including, without limitation, insurance, damage and indemnification provisions, and such work shall be deemed to be Alterations for all purposes of the Lease. Tenant's taking of possession of the Third Expansion Premises shall constitute Tenant's acknowledgment that the Third Expansion Premises are in the condition required by the Amendment and that all obligations of Landlord have been fully satisfied. Tenant intends to demolish Suite 750 (which currently comprises part of the Third Expansion Premises). In the event Tenant elects to demolish Suite 750, it shall provide Landlord with a written notice so advising Landlord of its election (the “Demolition Notice”). Within fourteen (14) days after its receipt of the Demolition Notice, Landlord shall have the right, at no cost to Tenant, to enter the Third Expansion Premises and to remove the brand new doors, glass panels and other improvements in Suite 750 and to reuse the same. If Landlord removes such doors, glass panels, and/or other improvements, Landlord shall not be required to pay Tenant for such items. If Landlord fails to so remove the foregoing items within said fourteen (14) day period, then Tenant shall have the right to use, remove, or otherwise take such actions as desired with respect to said items. Landlord agrees to cooperate with Tenant and coordinate Landlord's removal of said items in order to minimize interference with or disruption to Tenant's Work (as hereinafter defined).

3.	Costs.

(a)    Tenant shall pay all expenses incurred in connection with Tenant's Work over and above the “Construction Allowance” (as defined below) as follows.

(b)    Landlord shall pay to Tenant the sum of One Million Fifty Seven Thousand One Hundred Eighty Five and 00/100 Dollars ($1,057,185.00) (the “Construction Allowance”) as a reimbursement to Tenant for the costs of performing alterations and improvements to the Third Expansion Premises (the “Tenant's Work”), including the cost of preparing design and construction documents and mechanical and electrical plans, and construction management and specialty consultant fees in connection with the Tenant's Work. Notwithstanding anything to the contrary, Tenant may apply no more than twenty percent (20%) of the Construction Allowance towards soft costs in connection with Tenant's Work (including, but not limited to, architectural and engineering services, signage, construction management and specialty consultant fees, cabling and wiring, security, cost of telecommunications equipment and installation, costs of furniture, fixtures, and equipment, and moving costs). Landlord shall be permitted to receive a construction supervisory fee in the amount of one percent (1%) of the total hard costs of the Tenant's Work, which amount may be deducted from the amount of the Construction Allowance. As part of such construction supervisory fee, upon Tenant's prior written request (which must be received within a reasonable time period prior to any such meeting), a Landlord representative shall be available to participate in Tenant's weekly progress meeting in connection with Tenant's Work. The Construction Allowance shall be paid by Landlord to Tenant in accordance with the provisions of Section 3(c) below. Despite the foregoing, Tenant shall pay all costs of performing the Tenant's Work that are in excess of the Construction Allowance. In addition to the Construction Allowance, Landlord shall provide to Tenant a “test fit” allowance of up to Twelve Cents per rentable square foot in the Third Expansion Premises.

(c)    Periodically (but not more often than once per calendar month), Tenant shall deliver to Landlord an invoice from contractors or materialmen who have supplied labor or materials for Tenant's Work for which disbursement is then being requested. Such invoice shall contain (or be accompanied by) a certification by Tenant's architect substantially in the form of A.I.A. Document G702 “Application and Certificate for Payment” that the labor or materials for which Tenant is seeking reimbursement has been satisfactorily performed or delivered to the Third Expansion Premises in accordance with the Final Construction Drawings (as defined below). Within forty-five (45) days after receiving any such invoice (and certifications), Landlord shall pay to Tenant the amount that is set forth in such invoice; provided: (A) such request is accompanied by a copy of the invoice for such expenses marked “paid”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be reasonably requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are performed in accordance with the working drawings approved by Landlord as evidenced by the G702 document referenced above; (D) the work for which payment is requested has been performed by a contractor approved by Landlord; (E) the work and materials for which payment is requested have been physically incorporated into the Third Expansion Premises, free of any security interest, lien or encumbrance; and (F) Tenant delivers to Landlord lien waivers from all contractors and materialmen for the work or materials for which such draw payment is being made (which lien waivers may be contingent only on payment of the amount then being requisitioned). Each payment made by Landlord hereunder with respect to payments to Tenant's general contractor and subcontractors shall be subject to retainage of ten percent (10%); provided, however, if Tenant's requisition request includes a ten percent (10%) retainage per its agreement with the general contractor (or the agreement with the subcontractor, as applicable), the payment shall not be subject to an additional ten percent (10%) retainage. Upon completion of the Tenant's Work, Tenant shall provide to Landlord (i) a valid non-residential use permit for the Third Expansion Premises, and (ii) a certificate of completion from Tenant's architect with respect to the Tenant's Work.

Landlord shall pay the retainage to Tenant within forty-five (45) days after the last to occur of the following: (A) final completion of all of the Tenant's Work in accordance with the terms of the Lease (as amended by the Amendment), (B) the certificate of Tenant's architect that the Tenant's Work has been installed in accordance with the Final Construction Drawings, (C) receipt of releases of lien from all contractors and materialmen who supplied labor or materials for the Tenant's Work (which lien waivers may be contingent only on payment of the amount then being requisitioned, and within twenty (20) days after Landlord makes such payment, Tenant shall obtain full, final and unconditional lien waivers), and (D) Landlord's receipt of paid invoices evidencing that Tenant has actually paid to materialmen, vendors, consultants, and contractors who have supplied materials, services, or labor for the Tenant's Work an amount equal to or in excess of the Construction Allowance. If the Construction Allowance is not fully utilized by the date which occurs eighteen (18) months after the Third Expansion Premises Commencement Date, the unused portion of the Construction Allowance shall be retained by Landlord.

(d)    Notwithstanding anything to the contrary set forth herein, in the event that Landlord fails to timely make a disbursement of the Construction Allowance, and such disbursement (or portion thereof) is not subject to a legitimate good-faith dispute by Landlord, Tenant shall have the right to offset the subject disbursement of the Construction Allowance against the Rent next payable by Tenant under the Lease (after the rent abatement periods set forth in the Amendment and application of any Rent Credit as provided herein); provided, however, that Tenant first provides Landlord with an additional notice which shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO DISBURSE FUNDS FOR THE CONSTRUCTION ALLOWANCE WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL HAVE THE RIGHT TO OFFSET THE SUBJECT DISBURSEMENT OF THE CONSTRUCTION ALLOWANCE AGAINST RENT” and such failure by Landlord to make such disbursement of the Construction Allowance continues for more than ten (10) days after Landlord receives such additional notice. The foregoing provision shall be deemed null and void and shall be deemed deleted from this Amendment upon the full disbursement of the Construction Allowance as provided herein. Notwithstanding anything to the contrary set forth herein, in no event however shall Tenant offset an amount more than twenty percent (20%) of the payment due to Landlord, but Tenant may carry forward any excess to apply toward future payments until fully applied. Any portion of the Construction Allowance that is offset as aforesaid is deemed to have been funded, and in all events Tenant must use the amount offset for the items to which the Construction Allowance may be applied.

4.	Schedule.

(a)    Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant, for Landlord's written approval (which approval shall not be unreasonably withheld, conditioned or delayed with respect to any plans and specifications to the interior of the Demised Premises (i) which do not adversely affect the mechanical, electrical, plumbing, life safety or heating, ventilation and air-conditioning system serving the Building, and (ii) which do not adversely affect the structure of the Demised Premises or the Building). Such space plan shall indicate partition and space layout and proposed fixturing, door location, special equipment types, materials and colors, reflected ceiling plan (including lighting, materials and sprinkler heads), floor load requirements exceeding fifty (50) pounds per square foot live load, telephone and electrical outlet locations.

(b)    Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant for Landlord's written approval, such approval not to be unreasonably withheld, conditioned, or delayed. Such architectural working drawings shall include: master legend, construction and floor plan, reflected ceiling plan, telephone and electrical outlet layout and usage system, finish plan, sign, window and storefront details (if any), and all architectural details, elevations, specifications and finishes necessary to construct the Third Expansion Premises. Said drawings, when approved by Landlord, are referred to herein as the “Final Construction Drawings.”

5.Approval. All plans and drawings (and changes thereto) shall be subject to Landlord's written approval. Landlord shall not unreasonably withhold, condition, or delay its consent to such plans and drawings. Such approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord's representation that such approved plans, drawings or changes comply with all applicable governmental laws, codes, orders, rules or regulations. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All materials and equipment furnished by Tenant shall be new or like-new and all work shall be done in a good and workmanlike manner. Notwithstanding anything herein to the contrary, any alterations or improvements which connect into the Base Building Systems (as defined in the Lease), or which are made to the exterior of the Third Expansion Premises or the Building, or which are visible from the exterior of the Third Expansion Premises or the Building shall be subject to Landlord's prior written approval, in its sole and absolute discretion. To the extent that Landlord does not have a third party review the plans and drawings (or changes thereof) provided by Tenant in connection with Tenant's Work, Landlord shall advise Tenant within seven (7) business days after receiving any request for such approval (including receipt of such reasonable plans and drawings) whether or not Landlord approves such plans and drawings (or changes thereof) (or if disapproval, the specific reasons for such disapproval). If Landlord does hire a third party to review any such plans and drawings (or changes thereto), then the time period for reviewing such plans and drawings (or changes thereto) shall be extended from seven (7) business days to ten (10) business days. In the event Tenant is required to resubmit plans or drawings (or changes thereto) for approval, Landlord shall respond to such resubmitted plans and drawings (or changes thereto) within five (5) business days after Tenant's submission of a complete set thereof. If Landlord fails to respond to a submission of plans and drawings (or changes thereto) within the time frames set forth above, and Landlord also fails to respond to Tenant within three (3) business days after Landlord's receipt of a second written request for Landlord's approval (which second request states in bold capital letters that the request will be deemed approved if Landlord fails to respond within the three (3) business day period) then, Landlord shall be deemed to have approved the same as submitted, however such “deemed approval” concept shall not apply with respect to improvements affecting the base Building structure or the Base Building Systems.

6.Change Orders. All additional expenses attributable to any change order requested by Tenant and approved by Landlord, shall to the extent that it would cause the total construction costs to exceed the Construction Allowance, be payable by Tenant. If the cost of the Tenant's Work exceeds the Construction Allowance, Tenant shall be entitled to the Construction Allowance in accordance with the terms hereof, but each individual disbursement of the Construction Allowance shall be disbursed in the proportion that the Construction Allowance bears to the total cost for the Tenant's Work, less a ten percent (10%) retainage (per Section 3(c) of this Exhibit B).

7.	General Requirements.

(a)    Tenant construction shall proceed only on the basis of approved drawings. Changes that occur during actual construction that differ from the approved drawings will require alterations at Tenant's expense to restore compliance with approved drawings, unless otherwise approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. No drawings are considered “approved” unless they bear Landlord's signature of approval.

(b)    Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Third Expansion Premises. Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of Tenant's Work and prior to ordering the fabrication of any trade fixtures.

(c)    Following Landlord's approval of the Final Construction Drawings, but prior to commencement of construction of Tenant's Work, Tenant shall submit the following:

1.    Names of all contractors and subcontractors (all of which shall be subject to Landlord's approval);

2.    Proof of financial ability;

3.    Tenant insurance coverage;

4.    Copy of building permit(s);

5.    The then-current completion schedule from Tenant's general contractor; and

6.    Proof of utility application/deposit to Landlord.

8.Performance of Tenant's Work. Tenant will perform and complete Tenant's Work in compliance with such reasonable rules and regulations as Landlord may make.

9.Completion of Tenant's Work. Promptly following completion of Tenant's Work, Tenant, at its sole cost and expense and without cost to Landlord shall:

(a)    Furnish evidence satisfactory to Landlord that all of Tenant's Work has been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b)    Furnish to Landlord all certifications and approvals with respect to Tenant's Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Third Expansion Premises;

(c)    Furnish Landlord with one (1) set of mylar transparent reproducible “as built” drawings of the Third Expansion Premises, together with a CD-ROM which contains such as built drawings; and

(d)    Furnish an affidavit from Tenant's architect certifying that all work performed in the Third Expansion Premises is in accordance with the working drawings and specifications approved by Landlord.

10.Work Standards. All of Tenant's Work shall be done and installed in compliance with all applicable laws and with the overall design and construction standards of the Building. Landlord's approval of the Final Construction Drawings shall evidence Landlord's agreement that the Tenant's

Work is in line with the overall design and construction standards of the Building, provided that Tenant's Work is completed in compliance with the Final Construction Drawings.

11.Permits. As expeditiously as reasonably possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant's Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as reasonably practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a Certificate of Occupancy and all other approvals required for Tenant to use and occupy the Third Expansion Premises and to open for business to the public. Copies of all building permits/occupancy permits are to be forwarded to Landlord.

12.Contractor Insurance. Tenant's contractors and subcontractors shall be required to provide the following types of insurance:

(a)    Builder's Risk Insurance. At all times during the period between the commencement of construction of Tenant's Work and the date on which Tenant opens the Third Expansion Premises for business with the public with a valid certificate of occupancy in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder's Risk Form covering Landlord, Landlord's architects, Landlord's contractor or subcontractors, Tenant and Tenant's contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant's Work in place and all materials stored at the site of Tenant's Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or on the Third Expansion Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)    Worker's Compensation. At all times during the period of construction of Tenant's Work, in addition to the insurance requirements under Section 15(c) of the Lease, Tenant's contractors and subcontractors shall maintain in effect statutory worker's compensation as required by the jurisdiction in which the Building is located.

Notwithstanding anything to the contrary, the provisions of this Section 12 shall be applicable to the making of any Alterations to the Existing Premises and/or the Third Expansion Premises.

13.Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant's contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant. Tenant's contractors or subcontractors, in the prosecution of Tenant's Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant's contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form

Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

14.Coordination. Tenant's Work shall be coordinated with any other work being performed by Landlord and other tenants in the Building so that Tenant's Work will not unreasonably interfere with or delay the completion of any other construction work in the Building.

15.Loads. No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned, or delayed if mounted inside the Third Expansion Premises. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved (subject to application of the Construction Allowance as permitted by this Exhibit B).

16.Ducts. Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the common areas or others in the Building.

17.Contractor Responsibilities. As between Landlord and Tenant, it shall be Tenant's responsibility to cause each of Tenant's contractors and subcontractors to:

(a)    Maintain continuous protection of any premises adjacent to the Third Expansion Premises in such a manner (including the use of lights, guardrails, barricades and dust proof partitions where required) as to prevent any damage to the Building or any adjacent premises by reason of the performance of Tenant's Work.

(b)    Secure all parts of Tenant's Work against accident, storm, and any other hazard. However, no barricades or other protective device shall extend more than two (2) feet beyond the Third Expansion Premises. In addition to the foregoing, Tenant's barricade or other protective device, if any, shall be attractive in appearance, shall extend across the frontage and full height of the Third Expansion Premises and shall be of materials approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

(c)    Comply strictly with the Rules and Regulations and Procedures set forth in Exhibit B Schedule I, and Tenant agrees to be responsible for any violations thereof. Remove and dispose of, at Tenant's sole cost and expense, at least daily and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from Tenant's Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant's Work (including stocking refuse). If at any time Tenant's contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures in accordance with this paragraph, Landlord at its sole option may remove the same at Tenant's expense without prior notice.

(d)    Use only the Third Expansion Premises for the performance of Tenant's Work. Entry into areas unrelated to the performance of Tenant's Work is prohibited.

(e)    Warrants that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, except for those inherent in the quality of the Tenant's Work that the Final Construction Drawings require or permit. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion; provided, however, Tenant shall not be in default if Tenant elects to perform the required replacement or repair. The contractor's warranty may exclude remedy for damage or defect caused by abuse, alterations to the Tenant's Work not executed by the contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees in connection with the Tenant's Work (to the extent such warranties or guarantees are for items which are to remain the property of Landlord following the expiration of the term of the Lease or earlier termination of the Lease) shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties either shall be issued in the name of Tenant and Landlord, or shall be transferable to Tenant and Landlord. Tenant covenants to give to Landlord any commercially reasonable assignment or other assurance necessary to provide a right of direct enforcement.

EXHIBIT “B”

SCHEDULE I

The following are rules and procedures to be followed by contractors when working in or around the Third Expansion Premises or Building:

1.    Provide a trash can with a lid to dispose of lunches and food. Trash must not be allowed to accrue in the open lease spaces. This is to avoid fire and rodent hazards.

2.    Access into spaces under construction must be limited to one door. If an unfinished lease space has two doors, one must be locked. Passage can occur through the door most convenient to the freight elevator and should have a temporary foot mat.

3.	No access to the Building's interior lobby or corridors will be permitted at any time.

4.	All unused entry doors to vacant areas must be closed at all times and locked.

5.    Construction employees must conduct themselves as mature gentlemen and ladies when working in tenant occupied spaces and all public spaces.

6.	Loud radios are prohibited in all work areas.

7.    Noisy operations such as chopping, etc. are to be done after hours, unless prior consent is given.

8.    All work performed outside of normal working hours must be coordinated with the Building manager for security reasons. No one will be allowed access without prior permission.

9.    Every effort must be made to avoid unreasonable disturbance of any other tenant's normal business operations. Punch list corrections must be performed only with the Tenant's permission, in advance. If an operation underway is unreasonably disturbing a tenant of the Building, it must be discontinued immediately and performed outside of normal business hours.

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EXHIBIT C

RESERVED LOT SPACES

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